Registration No. 333-____________
Filed May 20, 2021
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Emclaire Financial Corp
(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania	25-1606091
(State or Other Jurisdiction of Incorporation or Organization)		(I.R.S. Employer Identification No.)

612 Main Street, Emlenton, Pennsylvania	16373
(Address of Principal Executive Offices)	(Zip Code)

Emclaire Financial Corp 2021 Stock Incentive Plan
(Full Title of the Plan)
William C. Marsh Chairman, President and Chief Executive Officer Emclaire Financial Corp 612 Main Street Emlenton, Pennsylvania 16373 (844) 767-2311	Copies to: Kenneth B. Tabach, Esq. Silver, Freedman, Taff & Tiernan LLP 3299 K Street, N.W., Suite 100 Washington, D.C. 20007 (202) 295-4500
(Name, Address and Telephone Number of Agent For Service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer	☐
Non-accelerated filer ☐	Smaller reporting company	☒
	Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.
☐

CALCULATION OF REGISTRATION FEE
Title of each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock $1.25 par value	204,091	$27.46	$5,604,339	$611.43

(1)
Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the 2021 Stock Incentive Plan (the “Plan”) as the result of a stock split, stock dividend or similar adjustment of the outstanding common stock, par value $1.25 per share (the “Common Stock”), of Emclaire Financial Corp (“Emclaire” or the “Company”) pursuant to 17 C.F.R. §230.416(a).

(2)
Estimated solely for the purposes of calculating the registration fee in accordance with Rule 457(c) and 457(h)(1) promulgated under the Securities Act of 1933, as amended (“Securities Act”). The Proposed Maximum Offering Price Per Share is equal to the average of the high and low sales prices of the Common Stock on May 14, 2021 as reported by the Nasdaq Stock Market.

__________________________________

This Registration Statement shall become effective automatically upon the date of filing in accordance with Section 8(a) of the Securities Act and 17 C.F.R. 230.462.

PART I

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

________________
*
Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the registration statement in accordance with Rule 428 under the Securities Act and the “Note” to Part I on Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed or to be filed with the Securities and Exchange Commission (the “Commission”) are incorporated by reference in this registration statement:

(a)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2020;

(b)
All reports filed by the Company pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), since the end of the fiscal year covered by the financial statements in the Form 10-K referred to in clause (a) above;

(c)
The description of the Common Stock of the Company included as Exhibit 4.2 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 filed with the Commission on March 20, 2020; and

(d)
All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

Any statement contained in this registration statement, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable since the Company’s Common Stock is registered under Section 12 of the Exchange Act.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Limitation of Liability of Directors.  Section 1713 of the Pennsylvania Business Corporation Law (“PBCL”) permits a corporation to provide in its bylaws that a director shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director unless (a) the director has breached or failed to perform the duties of his office under Pennsylvania law, and (b) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. Such provision shall not apply to (i) the responsibility or liability of a director pursuant to a criminal statute, or (ii) the liability of a director for the payment of taxes pursuant to Federal, state or local law.

Emclaire’s bylaws provide for such limitation of liability to the fullest extent permitted by the PBCL. Section 12.5 of the bylaws states that directors shall not be personally liable for monetary damages for any action taken, or any failure to take any action, unless (i) the director has breached or failed to perform the duties of his office under Article 12 of the bylaws; and (ii) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

Indemnification of Directors and Officers.  Article 24 of Emclaire’s bylaws provides, in accordance with Sections 1741 and 1742 of the PBCL, that Emclaire shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, including actions by or in the right of Emclaire, whether civil, criminal, administrative, arbitrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of Emclaire, or is or was serving at Emclaire’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action or proceeding to the fullest extent permitted under PBCL. In order to be eligible for indemnification, the director, officer, employee or agent must have acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of Emclaire and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

Pursuant to Section 1745 of the PBCL and Article 24 of Emclaire’s bylaws, Emclaire may pay in advance any expenses (including attorneys’ fees) which may become subject to indemnification if the person receiving the payment undertakes in writing to repay the same if it is ultimately determined that he or she is not entitled to indemnification by Emclaire. Section 1746 of the PBCL and Article 24 of Emclaire’s bylaws also provide that the rights to indemnification and advancement of expenses are not exclusive of other rights to which a person seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise.

Insurance.  Pursuant to Section 1747 of the PBCL and Article 24 of Emclaire’s bylaws, Emclaire may purchase and maintain insurance on behalf of any person who is eligible for indemnification, against any liability incurred by him or her in any such position, or arising out of his or her status as such, whether or not Emclaire would have power to indemnify him or her against such liability under the indemnification provisions contained in the PBCL or Emclaire’s bylaws. Emclaire’s directors and officers are insured against losses arising from any claim against them such as wrongful acts or omissions, subject to certain limitations.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following exhibits are filed with or incorporated by reference into this registration statement on Form S-8 (numbering corresponds to Exhibit Table in Item 601 of Regulation S-K):

No.	Exhibit
4.0	Form of Common Stock certificate(1)
5.0	Opinion of Silver, Freedman, Taff & Tiernan LLP as to legality of the Common Stock
10.0	Emclaire Financial Corp 2021 Stock Incentive Plan (2)
23.1	Consent of Silver, Freedman, Taff & Tiernan LLP (included in Exhibit 5.0)
23.2	Consent of Crowe LLP
24.0	Power of attorney for any subsequent amendments is located in the signature pages

(1)	Incorporated by reference from the Company’s Annual Report on Form 10-KSB for the year ended December 31, 1997 (Commission File No. 001-34527) filed with the Commission on March 31, 1998.
(2)
Incorporated by reference from the Company’s Definitive Proxy Statement for the annual meeting of stockholders held on April 21, 2021 (Commission File No. 001-43527) filed with the Commission on March 19, 2021.

Item 9.	Undertakings.

The undersigned Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. That, for the purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the borough of Emlenton, Commonwealth of Pennsylvania, on this 19th day of May 2021.

EMCLAIRE FINANCIAL CORP

By:	/s/William C. Marsh
William C. Marsh
Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.  Each person whose signature appears below hereby makes, constitutes and appoints William C. Marsh his or her true and lawful attorney, with full power to sign for such person and in such person’s name and capacity indicated below, and with full power of substitution any and all amendments to this registration statement, hereby ratifying and confirming such person’s signature as it may be signed by said attorney to any and all amendments.

Name	Title	Date

/s/William C. Marsh	Chairman of the Board, President and Chief Executive Officer (principal executive officer)	May 19, 2021
William C. Marsh

/s/Amanda L. Engles	Treasurer and Chief Financial Officer (principal financial officer)	May 19, 2021
Amanda L. Engles

/s/Milissa S. Bauer	Director	May 19, 2021
Milissa S. Bauer

Name	Title	Date
/s/David L. Cox	Director	May 19, 2021
David L. Cox

/s/James M. Crooks	Director	May 19, 2021
James M. Crooks

/s/Henry H. Deible	Director	May 19, 2021
Henry H. Deible

/s/Henry H. Deible II	Director	May 19, 2021
Henry H. Deible II

/s/Robert W. Freeman	Director	May 19, 2021
Robert W. Freeman

/s/Mark A. Freemer	Director	May 19, 2021
Mark A. Freemer

/s/Steven J. Hunter	Director	May 19, 2021
Steven J. Hunter

/s/John B. Mason	Director	May 19, 2021
John B. Mason

/s/Deanna K. McCarrier	Director	May 19, 2021
Deanna K. McCarrier

/s/Nicholas D. Varischetti	Director	May 19, 2021
Nicholas D. Varischetti